Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Targa Resources Partners LP of our report dated February 28, 2013, relating to our audits of the combined statements of Saddle Butte Assets, LLC and Saddle Butte Fort Berthold Gathering, LLC as of and for the years ended December 31, 2012, 2011 and 2010, included in the Current Report on Form 8-K dated April 5, 2013, and our report dated November 9, 2012, relating to our audits of the consolidated financial statements of Saddle Butte Pipeline, LLC as of and for the years ended December 31, 2011 and 2010, included in the Current Report on Form 8-K/A dated March 15, 2013.

We also consent to the reference to our firm under the caption “Experts” included in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado

July 29, 2013